Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sonoma Pharmaceuticals, Inc. on Form S-8 of our report dated July 14, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Sonoma Pharmaceuticals, Inc. and Subsidiaries as of March 31, 2021 and 2021 and for the years ended March 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Sonoma Pharmaceuticals, Inc. for the year ended March 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

January 12, 2022